EXHIBIT 16.2

DIRECTOR’S LETTER OF RESIGNATION

3215 Mathers Avenue

West Vancouver, BC

V7V 2K6

May 19, 2004

The Madonna Corporation

Attention:  Board of Directors

Gentlemen:

Please accept my resignation as an officer and director of The Madonna Corporation effective immediately.

Yours truly,

/s/Inge Kerster